IASIS Healthcare LLC
Dover Centre
117 Seaboard Lane, Building E
Franklin, Tennessee 37067
(615) 844-2747
May 1, 2009
VIA EDGAR CORRESPONDENCE
Mr. Jim B. Rosenberg
Senior Assistant Chief Accountant
United States Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549
Mail Stop 6010

Re:	IASIS Healthcare LLC Form 10-K for Fiscal Year Ended September 30, 2008 Filed December 12, 2008 File Number 333-117362
Dear Mr. Rosenberg:
In connection with the comments of the staff (the “Staff”) of the Securities and Exchange Commission (the “Commission”) communicated by the Staff verbally on April 23, 2009 (the “Comments”) with respect to IASIS Healthcare LLC’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, we hereby inform you that IASIS Healthcare LLC intends to respond to the Comments on or before May 21, 2009.
If you have any questions regarding this letter, please do not hesitate to contact me at (615) 467-1207. Thank you in advance for your cooperation and assistance with respect to this matter.
Respectfully submitted,
/s/ W. Carl Whitmer
Chief Financial Officer